Exhibit 99.2

Bausch & Lomb Extends Consent Solicitation Deadline
with Respect to Tender Offers and Consent
Solicitations for 7.125% Debentures Due 2028

FOR RELEASE WEDNESDAY, MAY 17, 2006

ROCHESTER, N.Y. - Bausch & Lomb (NYSE: BOL) today announced that it has extended the consent deadline in connection with its previously announced offer to purchase and consent solicitation with respect to its 7.125% debentures due 2028.

The new consent deadline is 5:00 p.m., New York City time, on Thursday, May 18, 2006. Accordingly, holders who validly tender their 2028 debentures on or prior to the consent deadline will be eligible to receive the total consideration with respect to the debentures, which will be $1,000 per $1,000 principal amount thereof. Holders validly tendering debentures after May 18, 2006, but on or before June 2, 2006, will receive the par value less $1.00 per $1,000 principal amount of the debentures. A valid tender of debentures pursuant to the tender offers will also constitute a valid delivery of consent with respect to such debentures.

The extension of the consent deadline applies to the 7.125% debentures only. The Company has received requisite consents with respect to the other issuances of notes and convertible notes included in the original tender offer and consent solicitation commenced on May 5, 2006.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company’s products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the impact of the matters described in previous news releases on sales of the Company’s other lens care products or other products, the cost to the Company of recalling its ReNu® with MoistureLoc product, defending matters in litigation, investigations and future product testing and other related costs and expenses; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PriceWaterhouseCoopers’ quarterly review process in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in previous news releases; the filing of the Company’s 10-Q for third quarter of fiscal 2005 and its 10-K for fiscal 2005; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company’s success in the process of management testing, including  evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com .. Copyright Bausch & Lomb Incorporated.

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